Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Institutional Trust of our report dated February 22, 2023, relating to the financial statements and financial highlights, which appears in Western Asset SMASh Series Core Plus Completion Fund’s Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 19, 2022